Exhibit 5.1

January 14, 2014

Board of Directors

Choice Hotels International, Inc.

1 Choice Hotels Circle, Suite 400

Rockville, Maryland 20850

Ladies and Gentlemen:

I am Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of Choice Hotels International, Inc., a Delaware corporation (the “Company”), and have acted for the Company in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed offering of up to 3,000,000 additional shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), all of which are issuable pursuant to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan, as amended (the “2006 Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Laws of the State of Delaware, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Common Stock pursuant to the terms of the 2006 Plan and the award agreements thereunder, and (iii) receipt by the Company of the consideration for the Common Stock as may be specified in applicable resolutions of the Board of Directors or a duly authorized committee thereof and in the 2006 Plan and in the award agreements thereunder, the Common Stock that constitutes original issuances by the Company will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Simone Wu
Simone Wu